EXHIBIT 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

August 4, 2011

National Instruments Corporation
11500 North MoPac Expressway
Austin, Texas 78759

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 additional shares of your Common Stock reserved for issuance under the 1994 Employee Stock Purchase Plan. The 1994 Employee Stock Purchase Plan is referred to herein as the “Plan” and the additional shares of Common Stock reserved for issuance under the Plan are referred to as the “Shares.”

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation